EXHIBIT 23

CONSENT OF KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WSFS Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-106561, No. 333-26099, No. 333-33713, No. 333-40032, No. 333-127225, and No. 333-146443) on Form S-8  and (No. 333-157454) on Form S-3 of WSFS Financial Corporation (the Company) of our report dated March 16, 2009, with respect to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of WSFS Financial Corporation.

Our report dated March 16, 2009 on the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, refers to the Company’s adoption of FASB Statement No. 123(revised), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007 and FASB Statement No. 157, Fair Value Measurements, effective January 1, 2008.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 16, 2009